Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President,
Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Appoints New Chief Marketing Officer: Russell J. Weiner

Former Head of Colas at Pepsi Named one of Brandweek’s Top 10 Marketers of the Next Generation

Ann Arbor, Michigan, September 4, 2008 – Domino’s Pizza (NYSE: DPZ), the recognized world leader in pizza delivery, announced today that Russell J. Weiner has joined its Leadership Council in the position of Executive Vice President and Chief Marketing Officer, effective September 22. Weiner, 39, joins Domino’s with broad experience in consumer marketing at some of America’s top brands. He was most recently Vice President of Marketing, Colas for Pepsi-Cola North America, overseeing the company’s flagship Pepsi portfolio, a $14 billion retail business accounting for 50 percent of Pepsi’s North American volume. In this role, he was responsible for developing the vision, brand strategy and annual operating plan for the entire cola line.

Weiner commented on joining Domino’s: “I could not possibly be more excited about joining the Domino’s team. The people, the brand and the category itself all hold such promise of even greater performance to come, and I want to be a key player in that effort. I look forward to applying my past experience — and future ideas — to taking this great brand to even greater success.”

President of Domino’s U.S.A., Patrick Doyle, said, “Russell brings not only vast consumer marketing experience, but a special energy to our team that we’re all very excited about — and I believe our franchisees will share. His expertise spans across many marketing competencies, including both traditional and new media, with a proven ability to lead strategically and deliver on a plan.”

As Vice President of Marketing for Pepsi’s cola line, Weiner created Pepsi’s largest promotion in history: Pepsi “Stuff,” a continuity program designed to retain core Pepsi users. His Diet Pepsi MAX ad campaign won one of the advertising community’s highest accolades, an Effie Award, for “Wake up People.” The 2007 Pepsi advertising campaign was also nominated for an EMMY for outstanding commercial; and the 2008 Super Bowl ad featuring Justin Timberlake beat all internal and competitive metrics for awareness and participation, and was the number one Super Bowl ad viewed on line. His efforts to drive Pepsi brands in the non-traditional marketing space resulted in packaging-as-media programs to engage “Millenials,” included original branded entertainment on line, event and cause marketing programs, and successful leverage of sponsorships with the NFL, MLB and NASCAR.

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Weiner has been with Pepsi since 1998, and has held various marketing positions that included product innovation, national promotions, brand management and foodservice innovation. His experience has gone beyond cola brands into other branded and licensed drinks like Aquafina, Dole, Lipton, Starbucks, Mountain Dew, Hawaiian Punch and Citrus Hill. As Senior Manager of Foodservice Innovation, he developed new products for major brands like Taco Bell, KFC and 7-Eleven.

He has been frequently recognized for his accomplishments in marketing and advertising. In addition to the many advertising and promotion awards bestowed on his work, he has personally received accolades, including two recent awards: Brandweek’s 2008 Top 10 Marketers of the Next Generation, and the Advertising Age 2007 Top 40 under 40.

Weiner began his marketing career as an account/senior account executive for Kobs & Draft Advertising, overseeing the NYNEX Mobile Communications, Home Box Office and Phillip Morris Parliament Lights accounts. He then moved to Phillip Morris, as an Assistant/Associate Brand Manager for Benson & Hedges.

He earned his MBA in 2001 in Marketing and International Business from the New York University Stern School of Business, attending in the evenings while working full time. His undergraduate degree is from Cornell University, College of Arts and Sciences, where he earned a Bachelor of Arts in Government in 1990.

A native of New York, Weiner is married with three children. Russell, his wife Wendy, 6 1/2-year-old twins Abigail and Joshua, and 3-year-old son Zachary, are looking forward to relocating to Ann Arbor, Michigan, where Domino’s is headquartered.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,671 franchised and Company-owned stores in the United States and 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.4 billion in 2007, comprised of $3.2 billion domestically and $2.2 billion internationally. During the second quarter of 2008, the Domino’s Pizza® brand had global retail sales of $1.3 billion, comprised of approximately $717 million domestically and approximately $589 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominos.com. Domino’s Pizza. You Got 30 Minutes™.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied

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patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending Domino’s Pizza and our franchisees to open new stores and keep existing stores in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 30, 2007. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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